EXHIBIT 99

                                         FOR:  Consolidated Graphics, Inc.

                                 APPROVED BY:  Ronald E. Hale, Jr.
                                               Vice President & Treasurer
                                               (713) 787-0977

                                     CONTACT:  Betsy Brod/Jonathan Schaffer
                                               Media:Meredith Ingram/Eileen King
                                               Morgen-Walke Associates, Inc.
                                               (212) 850-5600


FOR IMMEDIATE RELEASE



          CONSOLIDATED GRAPHICS TO ACQUIRE CMI OF CHICAGO, ILLINOIS

     Houston, Texas - January 26, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today the signing of a letter of intent to acquire CMI. Based in Chicago, Illinois, CMI is a full-service commercial printer that offers high quality pre-press and press capabilities as well as embossing, engraving, foil stamping, binding, die cutting and fulfillment services. David Steinberg will remain with the company as President following the transaction. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "With the acquisition of CMI, we expand our presence to one of the largest print markets in the country. David Steinberg and his highly skilled employees offer their customers a wide range of printing services. Their expertise and commitment to meeting customer needs has helped them establish a solid reputation in the Chicago area. We are pleased they have decided to join our group."

     David Steinberg added, "We have expanded our capabilities to meet the demands of our customers, and this dedication to service has been a key to our success. With the help of Consolidated Graphics and their considerable resources, we can continue growing our company into the future."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 53 companies with annualized revenues in excess of $605 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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